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EXHIBIT NO.                    EXHIBIT                    SEC DOCUMENT REFERENCE
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EXHIBIT 11.  COMPUTATION RE EARNINGS PER SHARE

                                                                   Three months ended              Nine months ended
                                                                      September 30,                   September 30,
                                                                   ------------------              -----------------
                                                                   1996          1995              1996         1995
                                                                   ----          ----              ----         ----
PRIMARY:
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Weighted average shares outstanding                                5,689          5,653              5,736       5,597
Net effect of dilutive common stock
   equivalents based on the treasury method                          528            558                496         477
Effect of treasury shares purchased                                  (32)           -                  (43)        -
Effect of treasury shares issued                                       6              5                  3           4
                                                                 -------        -------           --------     -------
     Total                                                         6,191          6,216              6,192       6,078
                                                                 =======        =======           ========     =======

Net income                                                       $ 1,136         $  883            $ 2,891     $ 2,155
                                                                 =======        =======           ========     =======

Net income per common share                                      $  0.18         $ 0.14            $  0.47     $  0.35
                                                                 =======        =======           ========     =======

FULLY DILUTED:
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Weighted average shares outstanding                                5,689          5,653              5,736       5,597
Net effect of dilutive common stock
   equivalents based on the treasury method                          612            615                604         628
Effect of treasury shares purchased                                  (32)           -                  (43)        -
Effect of treasury shares issued                                       6              5                  3           4
                                                                 -------        -------           --------     -------
     Total                                                         6,275          6,273              6,300       6,229
                                                                 =======        =======           ========     =======

Net income                                                       $ 1,136         $  883            $ 2,891     $ 2,155
                                                                 =======        =======           ========     =======

Net income per common share                                      $  0.18         $ 0.14            $  0.46     $  0.35
                                                                 =======        =======           ========     =======
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EXHIBIT 27.  FINANCIAL DATA SCHEDULE             FILED ELECTRONICALLY